UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:	October 22, 2012
(Date of earliest event reported):	October 17, 2012

FULTON FINANCIAL CORPORATION
(Exact name of Registrant as specified in its Charter)

Pennsylvania	0-10587	23-2195389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

P.O. Box 4887, One Penn Square Lancaster, Pennsylvania	17604
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 717-291-2411
Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 – Entry into a Material Definitive Agreement.

           Fulton Financial Corporation ("Fulton") and Philmer H. Rohrbaugh ( “Mr. Rohrbaugh”), executed an employment agreement, on October 22, 2012 and effective as of November 1, 2012 (“Employment Agreement”), which is attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2012, Fulton issued a press release, which is attached as Exhibit 99.1 to this Form 8-K and incorporated herein by reference, to announce that Mr. Rohrbaugh, age 60, will join Fulton as Senior Executive Vice President and Chief Risk Officer, effective November 1, 2012. In this newly created position, Mr. Rohrbaugh will oversee Fulton's enterprise risk management activities, and he will be a member of Fulton’s senior management team.

Mr. Rohrbaugh comes to Fulton from KPMG, LLP, where he served as managing partner of that firm's Chicago location, its second largest office. He joined KPMG in 2002; prior to that, he had more than 25 years of experience in various positions at Arthur Andersen. Mr. Rohrbaugh, who is a Certified Public Accountant, has had considerable experience throughout his career in the areas of audit, risk management, financial services operations, revenue planning, client relationship management and regulatory compliance.

Fulton’s subsidiary banks have entered into lending and other transactions in the ordinary course of business with Fulton’s executive officers and Fulton expects to continue to have such transactions with these parties, including Mr. Rohrbaugh, in the future. Such transactions have been on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans and transactions with persons not related to Fulton, and did not involve more than the normal risk of collectability or present other unfavorable features.

In connection with Mr. Rohrbaugh’s appointment as a member of Fulton’s senior management team, Fulton and Mr. Rohrbaugh entered into an Employment Agreement that provides that Mr. Rohrbaugh’s base salary will be $450,000, with the base salary reviewed annually.  Mr. Rohrbaugh is also entitled to participate in bonus and incentive compensation programs and in Fulton’s retirement plans, welfare benefit plans and other benefit programs. Fulton will also provide Mr. Rohrbaugh with a company car and membership fees associated with a country club of his choice. In addition, Fulton will provide Mr. Rohrbaugh a cash new hire bonus of $150,000, a grant of 20,000 shares of restricted stock subject to a three-year cliff vesting schedule and reimbursement for the cost of COBRA coverage during Mr. Rohrbaugh’s ninety day introductory period. Should Mr. Rohrbaugh terminate his employment within one year, he will be required to immediately reimburse Fulton for the cash signing bonus payment.

The Employment Agreement is similar to the employment agreements Fulton executed with other executive officers, except that Mr. Rohrbaugh’s Employment Agreement does not provide for an excise tax gross-up for taxes applicable to a severance payment as a result of Mr. Rohrbaugh’s termination.  Instead, in the event a payment to Mr. Rohrbaugh in connection with termination of his employment would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, such payment would be retroactively reduced, if necessary, to the extent required to avoid such excise tax imposition and, if any portion of the amount payable to Mr. Rohrbaugh is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended, such payment would be further reduced to only the amount determined to be deductible under Section 280G.

The term of the Employment Agreement will begin as of the effective date and continues until terminated according to its terms.  The Employment Agreement does not have a term of years.  If Mr. Rohrbaugh voluntarily terminates his employment other than for “Good Reason” (as defined in the Employment Agreement) or retirement at age 65, Mr. Rohrbaugh is entitled to receive his base salary through the effective date of termination plus all accrued and unpaid benefits and vested benefits in accordance with the applicable employee benefit plan terms.  If Mr. Rohrbaugh terminates his employment for “Good Reason,” or is terminated without “Cause” (as defined in the Employment Agreement), Mr. Rohrbaugh is entitled to receive his  base salary, and in the sole discretion of Fulton, Mr. Rohrbaugh may also receive an additional cash bonus, for twelve (12) months.  Mr. Rohrbaugh would continue to participate in Fulton’s employee benefit plans, as eligible, during that same time period.  If Mr. Rohrbaugh is unable to continue to participate in any employee benefit plan, Mr. Rohrbaugh will be compensated on an annual basis in respect thereof at Fulton’s cost plus any taxes applicable thereto.

Following Mr. Rohrbaugh’s total “Disability” (as defined in the Employment Agreement)  or death during the term, Mr. Rohrbaugh’s employment would terminate, and Fulton would pay Mr. Rohrbaugh all amounts accrued under the Employment Agreement as of the date of such termination.  In the event of Mr. Rohrbaugh’s “Disability”: (A) Fulton shall pay Mr. Rohrbaugh at least six months’ base salary; (B) thereafter, for as long as Mr. Rohrbaugh continues to be disabled, Fulton will continue to pay Mr. Rohrbaugh at least 60% of the base salary until the earlier of Mr. Rohrbaugh’s death or December 31 of the calendar year in which he attains age 65; and (C), to the extent not duplicative of the foregoing, Mr. Rohrbaugh shall receive those benefits customarily provided by Fulton to disabled former employees, which benefits shall include, but shall not be limited to, life, medical, health, accident insurance and a survivor's income benefit.

If, during the period beginning 90 days before a “Change in Control” (as defined in the Employment Agreement) and ending two (2) years after such Change in Control, Mr. Rohrbaugh is terminated by Fulton without “Cause” or he resigns for “Good Reason,” Fulton would pay him a two (2) times multiple of the sum of: (A) the base salary immediately before the Change in Control; and (B) the highest annual cash bonus or other incentive compensation awarded to Mr. Rohrbaugh over the past three years.  Fulton would also pay that portion, if any, of Fulton’s contribution to Mr. Rohrbaugh’s 401(k), profit sharing, deferred compensation or other similar individual account plan which is not vested as of the date of termination of Mr. Rohrbaugh’s employment, plus any taxes applicable thereto.  Mr. Rohrbaugh would continue to receive all employee benefits that Mr. Rohrbaugh was receiving immediately before such termination for two (2) years. Fulton would pay Mr. Rohrbaugh an amount equal to the actuarial present value of two (2) years of the benefit accruals of Fulton’s retirement plan contributions under each tax qualified or nonqualified defined contribution type of retirement plan in which Mr. Rohrbaugh was a participant immediately prior to his termination or resignation.

The Agreement further (i) prohibits Mr. Rohrbaugh from, directly or indirectly, competing with, and/or soliciting or contacting any customers, employees or suppliers of, Fulton for a period of one (1) year after Mr. Rohrbaugh’s separation from service with Fulton, and (ii) subjects Mr. Rohrbaugh to any Clawback Policy that the Board of Directors may adopt.  In the absence of such a formal Clawback Policy, Mr. Rohrbaugh is required to forfeit and pay back to Fulton any bonus or other incentive compensation paid to Mr. Rohrbaugh if: (a) a court makes a final determination that Mr. Rohrbaugh directly or indirectly engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by Fulton; or (b) the independent members of the Board of Directors determine that Mr. Rohrbaugh has committed a material violation of Fulton’s Code of Conduct.

The preceding description is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits
Exhibit No.	Description
10.1	Employment Agreement dated as of November 1, 2012
99.1	Press Release dated October 17, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2012	Fulton Financial Corporation By: /s/ Charles J. Nugent Charles J. Nugent Senior Executive Vice President and Chief Financial Officer